Exhibit 99.1

Allos Therapeutics Appoints William R. Ringo to its Board of Directors

WESTMINSTER, Colo., January 8 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced that William R. Ringo, former President and CEO of Abgenix Inc., has been appointed to the Company’s Board of Directors.

“We are extremely pleased to welcome Bill to our Board of Directors,” said Paul L. Berns, President and CEO of Allos. “Bill brings over 30 years of experience in the pharmaceutical and biotechnology industries.  We believe his substantial leadership and commercial operating experience will be vitally important as Allos continues to grow. “

Most recently, Mr. Ringo served as President and CEO of Abgenix, Inc. from August 2004 until April 2006, when it was acquired by Amgen, Inc. for $2.7 billion.  From June 2003 to September 2003, he served as interim CEO of InterMune, Inc., where he continues to serve as non-executive Chairman of the Board.  Before InterMune, Mr. Ringo spent 18 years with Eli Lilly & Company, where he served in various senior management capacities including Product Group President, Oncology and Critical Care Products from June 1999 until his retirement in February 2001; President of Internal Medicine Products from January 1998 until June 1999; and President of Eli Lilly’s Infectious Disease Business Unit from September 1995 until January 1998.  Mr. Ringo is a member of the Board of Directors of InterMune, Inc. and Inspire Pharmaceuticals Inc.  Mr. Ringo received a B.S. in management and an M.B.A. from the University of Dayton.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company has two product candidates in late-stage clinical development: EFAPROXYNTM (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com